Exhibit 99.1
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NTS LOGO

National                                             Executive Office
Technical                                            24007 Ventura Boulevard
Systems, Inc.                                        Calabasas, California 91302
                                                     Tel:  (818) 591-0776
                                                     Fax:  (818) 591-0899

Contact: Allen & Caron Inc.                      National Technical Systems Inc.
     Jill Bertotti                               Aaron Cohen, 818/591-0776
     jill@allencaron.com                         Vice Chairman of the Board
     Len Hall (media)                            818-591-0776
     len@allencaron.com
     949-474-4300


      NATIONAL TECHNICAL SYSTEMS ACQUIRES INFORMATION TECHNOLOGY STAFFING
                DIVISION OF FLUOR CORP.'S TRS STAFFING SOLUTION

CALABASAS, CA (October 16, 2002)...National Technical Systems Inc. (Nasdaq:NTSC)
(NTS), a leading provider of managed services for quality and conformance testing for a number of industries, including aerospace, defense, telecommunications and information technology, announced today that it has acquired for cash substantially all of the U.S. assets and business of the Information Technology Staffing Division of Salem, N.H.-based TRS Staffing Solutions (TRS), a wholly owned subsidiary of Fluor Corp. (NYSE:FLR - News). The acquired business currently has six offices serving approximately 50 customers with more than 330 IT professionals, said NTS Chairman and Chief Executive Officer Jack Lin. Completion of the acquisition was effective October 14, 2002.

"With offices in Boston; Detroit; Columbia, S.C.; Duluth, Ga.; Pleasanton, Calif.; and Salem, TRS recruits and places IT and engineering professionals for its clients in a variety of technical fields including telecommunications, supply chain management, software engineering, programming, systems analysis and database development, among others," commented NTS President and Chief Operating Officer William C. McGinnis.

"This acquisition is an excellent strategic, operational and financial fit for our existing staffing business," McGinnis added. "We have built a streamlined infrastructure that now includes a fully integrated accounting and operating system, which creates an efficient foundation for profitability and growth. We anticipate that this newly acquired business will be accretive from the outset and will expand our ability to service the IT staffing needs of companies throughout the U.S."

About National Technical Systems
--------------------------------

National Technical Systems is an outsourcing services providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and IT staffing services. For additional information about the Company, visit its Web site at www.ntscorp.com.

The statements in this news release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the Company's services and products and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.